EXHIBIT 99.1

                                                      FOR IMMEDIATE RELEASE

Contact:    Gregory Haidemenos
            Westerbeke Corporation
            (508) 823-7677 ext. 240

                  WESTERBEKE ANNOUNCES AMENDMENT OF MERGER
              AGREEMENT WITH WESTERBEKE ACQUISITION CORPORATION

Taunton, Massachusetts, December 17, 2003 - Westerbeke Corporation (the "Corporation") (Nasdaq: WTBK) announced today that it has entered into an amendment of the Agreement and Plan of Merger between the Corporation and Westerbeke Acquisition Corporation, previously announced on May 5, 2003. The amendment provides for an increase in the merger consideration from $3.00 to $3.26 per share in cash. The amendment also makes the settlement and dismissal with prejudice of the purported class action lawsuit on the terms contemplated by the memorandum of understanding, previously announced on December 5, 2003, a condition to each party's obligation to complete the merger. The amendment also extends from October 31, 2003 to March 31, 2004 the date on which either party can terminate the merger agreement if the merger has not been completed (other than by reason of a breach of the merger agreement by the party seeking to terminate).

The Corporation stated that it anticipates holding a special meeting in the first quarter of 2004 at which the Corporation's stockholders will vote on the merger agreement, as amended. The Board of Directors of the Corporation has fixed December 17, 2003 as the record date for the special meeting. The Corporation stated that there can be no assurance that the merger will be completed.

This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Corporation's common stock. The Corporation intends to file with the Securities and Exchange Commission revised proxy materials for the special meeting of stockholders to vote on the proposed merger. Upon completion of the SEC's review of the revised proxy materials, the Corporation will call the special meeting of its stockholders and will file with the SEC and mail to its stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendations of the Special Committee of the Board of Directors and of the Board of Directors with respect of the merger. Stockholders are advised to read the definitive proxy materials when made available, including the proxy statement and the merger agreement, as amended, before making any decision regarding the proposed merger. Copies of the definitive proxy materials and other relevant documents filed by the Corporation with the SEC will be available without charge at the SEC's website at www.sec.gov. These documents will also be available free of charge by contacting our Corporate Secretary, Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780 (telephone: (508) 823-7677).


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About Westerbeke

Westerbeke is primarily engaged in the business of designing, manufacturing and marketing marine engine and air-conditioning products. Westerbeke's marine products consist of diesel and gasoline engine-driven electrical generator sets, inboard propulsion engines, self-contained, reverse-cycle air-conditioners, and associated spare parts and accessories. In addition, Westerbeke manufactures and markets electrical generator sets for use in non-marine applications. Westerbeke markets its products throughout the United States and internationally principally for recreational marine applications. For additional information on Westerbeke, visit Westerbeke's website at www.westerbeke.com.

Cautionary Statement

This press release contains certain statements based on Westerbeke management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the proposed merger of the Corporation with Westerbeke Acquisition Corporation will be consummated or that the proposed settlement of the litigation described above will be effected. The forward-looking statements contained herein include statements about the proposed merger and the proposed settlement of the litigation regarding the merger. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the holders of the requisite number of shares of Westerbeke common stock to approve the proposed merger; termination of the Merger Agreement or the proposed settlement; the costs related to the proposed merger transaction; litigation challenging the proposed merger transaction; failure to obtain court approval for the litigation settlement; and other economic, business, competitive or regulatory factors affecting Westerbeke's businesses generally. More detailed information about those factors is set forth in filings made by Westerbeke with the SEC or will be contained in the proxy statement relating to the special meeting of stockholders if and when it becomes available. Unless required by law, Westerbeke undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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